Exhibit 10.A

STOCK OPTION AGREEMENT

TERMS AND CONDITIONS

1.	Grant of Option.

Mentor Graphics Corporation (Company) has granted to you an option to purchase shares of the Company’s common stock. The option granted pursuant to this Agreement (this option) is the most recent option summarized on the Options and Awards Summary provided to you with this Agreement. The number of shares and the price per share for this option are indicated on the Options and Awards Summary.

2.	Time of Exercise; Option Year.

2.1 Until it is terminated and except as provided in 2.2 or 2.3, this option may be exercised from time to time to purchase whole shares as to which it has become exercisable. This option shall become exercisable for 25% of the shares on the first anniversary of the Option Date shown on the Option and Awards Summary and for 1/48th of the shares at the end of each one-month period thereafter, so that this option will be fully exercisable on the fourth anniversary of the Option Date.

2.2 On death the exercise limit will be at least 50 percent.

2.3 Subject to the limits in 3, this option shall become exercisable in full upon the occurrence of a “Change in Control” as defined in the Company’s 1982 Stock Option Plan, including any amendments to that plan adopted before, but not after, a “Change in Control.”

2.4 This option will terminate on the tenth anniversary of the Option Date (Termination Date), unless it is earlier terminated as a result of the termination of your employment as provided in 3.

3.	Employment Requirements.

3.1 This option may not be exercised unless you have been employed by the Company or any of its subsidiaries continuously for at least one year or employment is sooner terminated by death. Employment before and after the date of this option will be counted. “Employment” for this purpose will include periods of illness or other leaves of absence authorized by the Company or a subsidiary and periods during which you are eligible for disability benefits under a plan maintained by the Company or a subsidiary.

3.2 Neither this option nor the plan under which it was granted will be a contract of employment between you and the Company or a subsidiary. The Company or a subsidiary may discharge you at any time.

3.3 If your employment terminates, an Option Reference Date will be established. Any portion of this option that is not exercisable on the Option Reference Date will lapse. The Option Reference Date will be fixed as follows:

(a) If you terminate by death or disability, the date one year after the last day of your full employment will be the Option Reference Date. You are disabled if as a result of illness or injury you suffer from a condition of mind or body that permanently prevents full-time employment by the Company or a subsidiary. The Compensation Committee of the Company’s Board of Directors (Administrator) will conclusively determine disability.

(b) If you retire on or after age 65, the last day of your employment will be the Option Reference Date.

(c) If neither (a) nor (b) applies, the Company may fix an Option Reference Date by notice to you. The Option Reference Date cannot be earlier than the notice. This would apply if you quit or were discharged.

(d) If neither (a) nor (b) applies and the Company does not fix a date under (c), the Option Reference Date will be the last day of your full employment, disregarding any terminal leave when regular duties are not required.

3.4 Any portion of this option that is exercisable on the Option Reference Date may be exercised up to the earlier of the Termination Date or a date fixed as follows:

(a) On death or disability - one year after the last day of your full employment.

(b) If (a) does not apply - 30 days after the Option Reference Date.

4.	Nonassignability.

This option may not be assigned or transferred except on death, by will or operation of law. This option may be exercised only by yourself or by a successor or representative after death.

5.	Method of Exercise; Closing.

5.1 This option may be exercised by written notice to the Company stating the number of shares you want to buy and the proposed date of closing, which will be fixed by mutual agreement. If you and the Company do not agree, then the closing date will be the first working day that is more than 60 days after notice of exercise.

5.2 You or your successor purchaser must furnish to the Company before closing such other documents or representations as the Company may require to assure compliance with applicable laws and regulations. The Company shall not be obligated to issue shares upon exercise of this option if the Company is advised by its legal counsel that such issuance would violate state or federal laws.

5.3 The full purchase price must be paid in cash or by delivery of Company common stock at or before closing. None of the purchased shares will be issued and no shareholder rights in them will exist until full payment has been made. Stock delivered in payment of the option price will be valued at fair market value as determined by the Administrator.

5.4 You or your successor purchaser must deposit sufficient funds with the Company at closing to cover any income or other taxes to be withheld on account of the exercise. If funds are not deposited or other arrangements made for withholding, the Company may refuse to close or may retain shares having a value equal to the amount it is required to withhold. If after closing withholding becomes required beyond any amount deposited at closing, you or your successor purchaser will pay such amount to the Company on demand. In the absence of such payment, the Company may withhold such amount from any funds owed by the Company to you.

6.	Changes in Capital Structure.

6.1 If during the term of this option the outstanding shares of common stock of the Company are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, by reason of any reorganization, merger, consolidation, exchange of shares, recapitalization, reclassification, stock split-up, combination of shares, or dividend payable in shares, appropriate adjustment shall be made by the Administrator in the number and kind of shares subject to this option, or the unexercised portion thereof. Such adjustments shall be made without change in the total price applicable to the unexercised portion of this option and with a corresponding adjustment in the option price per share. Fractional shares will be disregarded. Any such adjustment made by the Administrator shall be conclusive.

6.2 In the event of dissolution or liquidation of the Company, or a merger, consolidation, or plan of exchange affecting the Company, in lieu of making any adjustments that may be provided for in 6.1 or in lieu of having this option continue unchanged, the Administrator may, in its sole discretion, provide a 30-day period prior to such event during which this option will be exercisable for 100 percent of the shares subject to this option and after which this option will terminate.

7.	Successorship.

Subject to the limits in 4, this Agreement will be binding upon and benefit the parties, their successors and assigns.

8.	Notices.

Any notices under this option must be in writing and will be effective when actually delivered or, if mailed, when deposited postpaid. Mail shall be directed to the address stated in this option or to such other address as a party may certify by notice to the other party.